GARDNER, CARTON & DOUGLAS
               Suite 3400 - Quaker Tower
                 321 North Clark Street
             Chicago, Illinois  60610-4795
                     (312) 644-3000
               Telecopier: (312) 644-3381


                   December 26, 1996


Securities and Exchange Commission
450 Fifth Street N.W.
Judiciary Plaza
Washington, D.C. 20549

     RE:  CT&T Funds
          Rule 24f-2 Notice to Form N-1A
          File Nos. 33-68666 & 811-8004

Ladies and Gentlemen:

          As counsel for CT&T Funds, a Delaware business trust (the "Fund"), we have examined the proceedings taken and being taken with respect to the Notice filed by the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "Act"), making definite in number the shares registered pursuant to that Rule for the fiscal year ended October 31, 1996.

          We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the 514,965,138 shares of beneficial interest, which were registered in indefinite number and sold in reliance on Rule
24f-2 under the Act were, when issued by the Fund, validly authorized and issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion pursuant to Rule 24f-2 and to the reference to us in the Notice filed herewith.

                                 Very truly  yours,



                                 /s/ GARDNER, CARTON & DOUGLAS
FLW/KJF/MAM